Exhibit 4.22

EXECUTION VERSION

PARI PASSU INTERCREDITOR AGREEMENT

dated as of

March 30, 2017

Among

CREDIT SUISSE AG,

as Tranche C Term Administrative Agent for the applicable PP&E Credit Agreement Secured Parties

CITIBANK, N.A.,

as Collateral Trustee

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as the Initial Other Authorized Representative,

and

each additional Authorized Representative from time to time party hereto

AND ACKNOWLEDGED AND AGREED TO BY

FEDERAL-MOGUL LLC

(as successor by merger to Federal-Mogul Holdings LLC

(f/k/a Federal Mogul Holdings Corporation))

and

the other Grantors party hereto

TABLE OF CONTENTS

		Page
ARTICLE I

DEFINITIONS

SECTION 1.01	Construction; Certain Defined Terms	2

ARTICLE II

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.01	Priority of Claims	11
SECTION 2.02	Actions with Respect to Shared Collateral, Restricted Assets or Sale Proceeds; Prohibition on Contesting Liens	12
SECTION 2.03	No Interference; Payment Over; Exculpatory Provisions	13
SECTION 2.04	Automatic Release of Liens	14
SECTION 2.05	Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings	14
SECTION 2.06	Reinstatement	15
SECTION 2.07	Insurance	15
SECTION 2.08	Refinancings	16
SECTION 2.09	Collateral Trustee as Gratuitous Bailee for Perfection	16
SECTION 2.10	Amendments to First Lien Security Documents	17

ARTICLE III

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

ARTICLE IV

THE COLLATERAL TRUSTEE

SECTION 4.01	Appointment and Authority	17
SECTION 4.02	Rights as a First Lien Secured Party	19
SECTION 4.03	Non-Reliance on Collateral Trustee and Other First Lien Secured Parties	19
SECTION 4.04	Collateral and Guaranty Matters	19

ARTICLE V MISCELLANEOUS

SECTION 5.01	Notices	20
SECTION 5.02	Waivers; Amendment; Joinder Agreements	21

Exhibit G-2-2

PARI PASSU INTERCREDITOR AGREEMENT

PARI PASSU INTERCREDITOR AGREEMENT (as amended, restated, modified or supplemented from time to time, this “Agreement”) dated as of March, 30 2017, among Credit Suisse AG, as term administrative agent under the tranche C term loan facility under the Credit Agreement referred to below (in such capacity and together with its successors, the “Tranche C Term Administrative Agent”), Citibank, N.A., as collateral trustee under the Collateral Trust Agreement referred to below (in such capacity and together with its successor, the “Collateral Trustee”) and Wilmington Trust, National Association, in its capacity as trustee under the Indenture (as defined below), as Authorized Representative for the Initial Other First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Other Authorized Representative”) and each additional Authorized Representative from time to time party hereto for the Other First Lien Secured Parties of the Series with respect to which it is acting in such capacity and acknowledged and agreed to by FEDERAL-MOGUL LLC, a Delaware limited liability company, as successor by merger to Federal-Mogul Holdings LLC (f/k/a Federal-Mogul Corporation) (the “Borrower”) and the other Grantors (as defined below).

RECITALS

A.    Reference is made to that certain Term Loan and Revolving Credit Agreement, dated as of December 27, 2007 (as amended and restated on April 15, 2014, and as further amended, restated, modified or supplemented from time to time, the “Credit Agreement”) among the Borrower, the lenders from time to time party thereto, Citibank, N.A., as administrative agent with respect to the revolving credit facility thereunder, Citibank, N.A., as administrative agent with respect to the tranche B term loan facility thereunder, and Credit Suisse AG, as administrative agent with respect to the tranche C term loan facility thereunder.

B.    Reference is made to that certain Amended and Restated Collateral Agreement, dated as of April 15, 2014, among the Borrower, the other grantors party thereto and the Collateral Trustee (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), pursuant to which the grantors granted security interests in the collateral described therein to secure the PP&E Credit Agreement Secured Obligations in respect of the Credit Agreement.

C.     Reference is made to that certain Amended and Restated Collateral Trust Agreement, dated as of April 15, 2014 (as supplemented by the Collateral Trust Joinders referred to in clause G. below on the date hereof and as further amended, supplemented or otherwise modified from time to time, the “Collateral Trust Agreement”), among the Borrower, the other subsidiaries of Borrower party thereto from time to time, the Collateral Trustee, each of Credit Suisse AG, Citibank, N.A. and Wilmington Trust, National Association, each as First Priority Representatives (as therein defined) and the other Representatives party thereto from time to time.

D.    Reference is made to that certain indenture dated as of March 30, 2017, among the Borrower, Federal-Mogul Financing Corporation, a Delaware Corporation (“FinCo” and, FinCo, together with the Borrower, the “Issuers” and each individually an “Issuer”), the other Subsidiaries of the Borrower party thereto, Wilmington Trust, National Association, as trustee (in such capacity, the “Notes Trustee”), The Bank of New York Mellon, London Branch, as paying agent, and The Bank of New York Mellon (Luxembourg) S.A. as registrar (as amended, supplemented or otherwise modified from time to time, the “Indenture”).

E.    Whereas, as of the date hereof, the Issuers shall issue €415.0 million aggregate principal amount of 4.875% Senior Secured Notes due 2022 (the “Fixed Rate Notes”) and €300.0 aggregate principal amount of Floating Rate Senior Secured Notes due 2024 (the “Floating Rate Notes” together with the Fixed Rate Notes, the “Notes”) under the Indenture, the proceeds of which will be used, together with cash on hand, to repay in full the Borrower’s existing tranche B term loan facility under the Credit Agreement.

F.    Reference is made to that certain Collateral Agreement, dated as of the date hereof, among Borrower, the other grantors party thereto and the Collateral Trustee, (as amended, supplemented or otherwise modified from time to time, the “Notes Collateral Agreement”), pursuant to which the grantors granted security interests in the collateral described therein to secure the Notes and the other Initial Other First Lien Obligations in respect of the Indenture.

G.    Reference is made to (i) that certain Assumption Agreement, dated as of the date hereof, pursuant to which FinCo has agreed to become a party to the Collateral Trust Agreement as a “Loan Party’’ thereunder and to assume all obligations and liabilities of a “Loan Party’’ thereunder and (ii) that certain Collateral Trust Joinder, dated as of the date hereof, pursuant to which the Notes Trustee has agreed, among other things, to become a party to the Collateral Trust Agreement as a “First Priority Representative” thereunder for all purposes thereof on the terms set forth in the Collateral Trust Agreement and to subject the holders of the Notes and the other Initial Other First Lien Obligations for which the Notes Trustee is Initial Other First Lien Representative to the terms set forth in the Collateral Trust Agreement and under this Agreement (such Assumption Agreement and such Collateral Trust Joinder, collectively, the “Collateral Trust Joinders”).

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Tranche C Term Administrative Agent (for itself and on behalf of the PP&E Credit Agreement Secured Parties), the Collateral Trustee (for itself and on behalf of the Secured Parties represented by it), the Initial Other Authorized Representative (for itself and on behalf of the Initial Other First Lien Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Other First Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01    Construction; Certain Defined Terms.

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

(b)    Without limiting the provisions of Section 2.03, it is the intention of the First Lien Secured Parties of each Series that the holders of First Lien Obligations of such Series (and not the First Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have a valid and perfected security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations or (ii) the existence of any Collateral for any other Series of First Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any real property subject to a mortgage which applies to all First Lien Obligations shall not be deemed to be an Impairment of any Series of First Lien Obligations. In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment. Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the Secured Loan Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.

(c)    As used in this Agreement, the following terms have the meanings specified below:

“ABL Intercreditor Agreement” has the meaning set forth in the Credit Agreement.

“Additional Senior Class Debt” shall have the meaning assigned to such term in Section 5.14.

“Additional Senior Class Debt Parties” shall have the meaning assigned to such term in Section 5.14.

“Additional Senior Class Debt Representative” shall have the meaning assigned to such term in Section 5.14.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means, with respect to any Shared Collateral (i) until the earlier of (x) the Discharge of PP&E Credit Agreement Secured Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Tranche C Term Administrative Agent and (ii) from and after the earlier of (x) the Discharge of PP&E Credit Agreement Secured Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative; provided, in each case, that if there shall occur one or more Non-Controlling Authorized Representative Enforcement Dates, the Applicable Authorized Representative shall be the Authorized Representative that is the Major Non-Controlling Authorized Representative in respect of the most recent Non-Controlling Authorized Representative Enforcement Date.

“Authorized Representative” means, at any time, (i) in the case of any PP&E Credit Agreement Secured Obligations or the PP&E Credit Agreement Secured Parties, the Tranche C Term Administrative Agent, (ii) in the case of the Initial Other First Lien Obligations or the Initial Other First Lien Secured Parties, the Initial Other Authorized Representative, and (iii) in the case of any other Series of Other First Lien Obligations or Other First Lien Secured Parties that become subject to this Agreement after the date hereof, the Person named as Authorized Representative for such Series in the applicable Joinder Agreement.

“Bankruptcy Case” shall have the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” shall mean Title 11 of the United States Code, as now constituted or hereafter amended.

“Bankruptcy Law” shall mean the Bankruptcy Code and any similar federal, state or foreign bankruptcy, insolvency, receivership or similar law for the relief of debtors.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral” means all assets and properties subject to Liens created pursuant to any First Lien Security Document to secure one or more Series of First Lien Obligations.

“Collateral Agreement” shall have the meaning assigned to such term in the recitals to this Agreement.

“Collateral Trustee” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlling Secured Parties” means, with respect to any Shared Collateral, the Series of First Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“Credit Agreement” shall have the meaning assigned to such term in the recitals to this Agreement.

“Credit Agreement Collateral Documents” means the Collateral Agreement, the other “Security Documents” (as defined in the Collateral Agreement) and each other agreement entered into in favor of the Collateral Trustee for the purpose of securing any PP&E Credit Agreement Secured Obligations.

“Credit Agreement Loan Documents” mean the Credit Agreement, each Credit Agreement Collateral Document and the other “Loan Documents” (as defined in the Credit Agreement).

“DIP Financing” shall have the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” shall have the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” shall have the meaning assigned to such term in Section 2.05(b).

“Discharge” means, subject to Section 2.06 hereof, with respect to any Shared Collateral and any Series of First Lien Obligations, the date on which such Series of First Lien Obligations is no longer secured by, and no longer required to be secured by, such Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of PP&E Credit Agreement Secured Obligations” means, with respect to any Shared Collateral, subject to Section 2.06 hereof, the Discharge of the PP&E Credit Agreement Secured Obligations with respect to such Shared Collateral; provided that the Discharge of PP&E Credit Agreement Secured Obligations shall not be deemed to have occurred in connection with a Refinancing of such PP&E Credit Agreement Secured Obligations with additional First Lien Obligations secured by Shared Collateral under an Other First Lien Document which has been designated in writing by the administrative agent (under the Credit Agreement so Refinanced) or the Borrower to the Collateral Trustee and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Loan Document.

“Excess Other First Lien Obligations” shall have the meaning assigned to such term in the definition of Other First Lien Obligations.

“First Lien Documents” means, with respect to the PP&E Credit Agreement Secured Obligations, the Credit Agreement Loan Documents, and with respect to the Other First Lien Obligations, the Other First Lien Documents.

“First Lien Obligations” means, collectively, (i) the PP&E Credit Agreement Secured Obligations and (ii) each Series of Other First Lien Obligations.

“First Lien Secured Parties” means (i) the PP&E Credit Agreement Secured Parties and (ii) the Other First Lien Secured Parties with respect to each Series of Other First Lien Obligations.

“First Lien Security Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Other First Lien Security Documents.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Grantors” means the Borrower and each Subsidiary of the Borrower which has granted a security interest pursuant to any First Lien Security Document to secure any Series of First Lien Obligations.

“Impairment” shall have the meaning assigned to such term in Section 1.01(b).

“Indenture” shall have the meaning assigned to such term in the recitals to this Agreement.

“Initial Other Authorized Representative” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Other Collateral Agreement” means the Notes Collateral Agreement, and each other agreement entered into in favor of the Collateral Trustee for the purpose of securing any Initial Other First Lien Obligations.

“Initial Other First Lien Agreement” means the Indenture.

“Initial Other First Lien Documents” means the Initial Other First Lien Agreement, the Initial Other Collateral Agreement and any security documents and other operative agreements evidencing or governing the indebtedness and other obligations thereunder, and the liens securing such indebtedness and other obligations, including any agreement entered into for the purpose of securing the Initial Other First Lien Obligations.

“Initial Other First Lien Obligations” means the Other First Lien Obligations pursuant to the Initial Other First Lien Documents.

“Initial Other First Lien Secured Parties” means the holders of any Initial Other First Lien Obligations and the Initial Other Authorized Representative.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Loan Party, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Loan Party or with respect to any of their respective assets, (c) any liquidation, dissolution, reorganization or winding up of any Loan Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Loan Party.

“Intervening Creditor” shall have the meaning assigned to such term in Section 2.01(b).

“Joinder Agreement” means the document substantially in the form of Exhibit A to this Agreement required to be delivered by an Authorized Representative to the Collateral Trustee and each Authorized Representative pursuant to Section 5.14 of this Agreement in order to create an additional Series of Other First Lien Obligations or a Refinancing of any Series of First Lien Obligations and add Other First Lien Secured Parties hereunder.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Other First Lien Obligations that constitutes the largest outstanding principal amount (including contingent reimbursement agreements in respect of letters of credit) of any then outstanding Series of First Lien Obligations with respect to such Shared Collateral; provided, however, that if there are two outstanding Series of Other First Lien Obligations which have an equal outstanding principal amount, the Series of Other First Lien Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition and if such Series of other First Lien Obligations have the same existing principal amount and same maturity date, the Major Non-Controlling Authorized Representative shall be determined by vote of the holders of such Series of Other First Lien Obligations constituting a majority of the amount of such Series of Other First Lien Obligations.

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative with respect to such Shared Collateral at such time.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 180 days (throughout which 180-day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an “Event of Default” (under and as defined in the First Lien Documents under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) the Collateral Trustee’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an “Event of Default” (under and as defined in the First Lien Documents under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the First Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable First Lien Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (A) at any time the Applicable Authorized Representative has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (B) at any time the Grantor that has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the First Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Notes Collateral Agreement” shall have the meaning assigned to such term in the recitals to this Agreement.

“Other First Lien Agreement” means any indenture, including the Initial Other First Lien Agreement and/or credit agreement (excluding the Credit Agreement) or other agreement, document or instrument, pursuant to which any Grantor has or will incur Other First Lien Obligations; provided that, in each case, the indebtedness thereunder (other than the Initial Other First Lien Obligations) has been designated as Other First Lien Obligations pursuant to and in accordance with Section 5.14.

“Other First Lien Documents” means, with respect to the Initial Other First Lien Obligations or any other Series of Other First Lien Obligations, the Other First Lien Agreements and the Other First Lien Security Documents (including the Initial Other First Lien Documents) and each other agreement entered into for the purpose of securing the Initial Other First Lien Obligations or any other Series of Other First Lien Obligations; provided that, in each case, the indebtedness thereunder (other than the Initial Other First Lien Obligations) has been designated as Other First Lien Obligations pursuant to Section 5.14 hereto.

“Other First Lien Obligations” means all amounts owing to any Other First Lien Secured Party (including the Initial Other First Lien Secured Party) pursuant to the terms of any Other First Lien Agreement (including the Initial Other First Lien Agreement), including, without limitation, all amounts in respect of any principal, premium, interest (including any interest and fees accruing subsequent to the commencement of a Bankruptcy Case (or that would accrue but for the commencement of such Bankruptcy Case) at the rate provided for in the respective Other First Lien Agreement, whether or not such interest or fees are allowed claims under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, obligations under Swap Contracts or Cash Management Agreements to the extent secured under Other First Lien Security Documents with any Other First Lien Secured Party or affiliate thereof (or a person that was an Other First Lien Secured Party or affiliate thereof at the time the applicable Other First Lien Obligations were entered into), reimbursement obligations in respect of letters of credit issued and subject to Other First Lien Documents whether drawn or undrawn and guarantees of the foregoing amounts and including, without limitation, the “Obligations” as defined in the Other First Lien Security Documents; provided that the aggregate principal amount of Other First Lien Obligations in excess of the amount of indebtedness permitted to be secured on a pari passu basis with the PP&E Credit Agreement Secured Obligations pursuant to the Credit Agreement and any fees, interest and expenses related to such excess amount pursuant to the applicable Other First Lien Agreement (such excess amount together with the related fees, interest and expenses, the “Excess Other First Lien Obligations”) shall not constitute Other First Lien Obligations or First Lien Obligations for purposes of this Agreement.

“Other First Lien Secured Party” means the holders of any Other First Lien Obligations and any Authorized Representative with respect thereto and shall include the Initial Other First Lien Secured Parties.

“Other First Lien Security Documents” means any security agreement, mortgage, pledge or any other document now existing or entered into after the date hereof that creates Liens on any assets or properties of any Grantor to secure the Other First Lien Obligations.

“Permitted Credit Agreement Pari Passu Indebtedness” means any Permitted First Priority Refinancing Indebtedness and any Incremental Equivalent Debt, or any Permitted Refinancing of the foregoing (as each term is defined in the Credit Agreement) secured by Liens on Shared Collateral that are pari passu (but without regard to control of remedies) with the Liens on such Shared Collateral securing the PP&E Credit Agreement Secured Obligations and permitted to be incurred under Section 6.02 of the Credit Agreement.

“Person” means any natural person, corporation, limited liability company, limited partnership, general partnership, limited liability partnership, joint venture, trust, land trust, business trust, or other organization, irrespective of whether such organization is a legal entity, and shall include a government and any agency or political subdivision thereof.

“Possessory Collateral” means any Shared Collateral in the possession of the Collateral Trustee (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or otherwise. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Collateral Trustee under the terms of the First Lien Security Documents. All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meaning assigned to them in the New York UCC.

“PP&E Credit Agreement Secured Obligations” has the meaning set forth in the Collateral Agreement.

“PP&E Credit Agreement Secured Parties” has the meaning set forth in the Collateral Agreement.

“Proceeds” shall have the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Responsible Officer” shall mean the chief executive officer of Borrower, the president of Borrower (if not the chief executive officer), any senior or executive vice president of Borrower, or the chief financial officer or treasurer of Borrower.

“Restricted Assets” means all licenses, permits, franchises, approvals or other authorizations from any Governmental Authority from time to time granted to or otherwise held by the Borrower or any other Grantor to the extent the same constitute “Excluded Assets” under (and as defined in) any First Lien Security Documents or are similarly carved out from the granting clause or the collateral thereunder.

“Sale Proceeds” means (i) the proceeds from the sale of the Borrower or one or more of the Grantors as a going concern or from the sale of the Restricted Assets as a going concern, (ii) the proceeds from another sale or disposition of (x) any assets of the Grantors that include any Restricted Assets or (y) any assets of the Grantors that benefit from any Restricted Assets or (iii) any other economic value (whether in the form of cash or otherwise) received or distributed that is associated with the Restricted Assets.

“Secured Loan Documents” means (i) the Credit Agreement Loan Documents, (ii) the Initial Other First Lien Documents and (iii) the Other First Lien Documents.

“Secured Parties” means collectively, the PP&E Credit Agreement Secured Parties, the Initial Other Secured Parties and the Other First Lien Secured Parties.

“Senior Facilities” means the Credit Agreement and any indenture, credit agreement or other governing agreement with respect to any Additional Senior Class Debt.

“Series” means (i) with respect to the First Lien Secured Parties, each of (A) the PP&E Credit Agreement Secured Parties (in their capacities as such), (B) the Initial Other First Lien Secured Parties (in their capacities as such), and (C) the Other First Lien Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Other First Lien Secured Parties) and (ii) with respect to any First Lien Obligations, each of (A) the PP&E Credit Agreement Secured Obligations, (B) the Initial Other First Lien Obligations and (C) the Other First Lien Obligations incurred pursuant to any Other First Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Other First Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Authorized Representatives or the Collateral Trustee on behalf of such holders) hold, or purport to hold, a valid security interest or Lien at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold, or purport to hold, a valid security interest or Lien in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold a valid security interest or Lien in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have, or purport to have, a valid security interest or Lien in such Collateral at such time.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” shall mean any agreement entered into in the ordinary course of business (as a bona fide hedge and not for speculative purposes) (including any master agreement and any schedule or agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate option, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swap option, currency option or any other similar agreement (including any option to enter into any of the foregoing) and is designed to protect the Borrower or any of its subsidiaries against fluctuations in interest rates, currency exchange rates, commodity prices, or similar risks.

“Tranche C Term Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor tranche C term administrative agent as provided in Article VIII of the Credit Agreement.

ARTICLE II

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.01    Priority of Claims.

(a)    Anything contained herein or in any of the Secured Loan Documents to the contrary notwithstanding (but subject to Section 1.01(b)), if an Event of Default has occurred and is continuing, and the Collateral Trustee is taking action to enforce rights in respect of any Shared Collateral, Restricted Assets or Sale Proceeds or any distribution is made in respect of any Shared Collateral, Restricted Assets or Sale Proceeds in any Bankruptcy Case of any Grantor or any First Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, Restricted Assets or Sale Proceeds the proceeds of any sale, collection or other liquidation of any such Shared Collateral, Restricted Assets or Sale Proceeds by any First Lien Secured Party or received by the Collateral Trustee or any First Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral, Restricted Assets or Sale Proceeds and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the First Lien Obligations are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Shared Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), subject to the ABL Intercreditor Agreement if then in effect, shall be applied by the Collateral Trustee in the following order:

(i)    FIRST, to the payment of all reasonable costs and expenses incurred by the Collateral Trustee (in its capacity as such) in connection with such collection or sale or otherwise in connection with this Agreement, any other Secured Loan Documents or any of the First Lien Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Secured Loan Documents;

(ii)    SECOND, subject to Section 1.01(b), to the extent Proceeds remain after the application pursuant to preceding clause (i), to the payment in full of the First Lien Obligations of each Series secured by such Shared Collateral (the amounts so applied to be distributed among the First Lien Secured Parties pro rata in accordance with the respective principal amounts of such First Lien Obligations owed to them on the date of any such distribution and in accordance with the terms of the applicable Secured Loan Documents); and

(iii)    THIRD, any balance of such Proceeds remaining after the application pursuant to preceding clauses (i) and (ii), to the Grantors, their successors or assigns, or to whomever may be lawfully entitled thereto.

If, despite the provisions of this Section 2.01(a), any First Lien Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the First Lien

Obligations to which it is then entitled in accordance with this Section 2.01(a), such First Lien Secured Party shall hold such payment or recovery in trust for the benefit of all First Lien Secured Parties for distribution in accordance with this Section 2.01(a).

(b)    Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a First Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Lien Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists.

(c)    It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Loan Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties of any Series.

(d)    Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Loan Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.01(b) and Section 2.01(b)), (i) each First Lien Secured Party hereby agrees that the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority and (ii) the benefits and proceeds of the Shared Collateral shall be shared among the First Lien Secured Parties as provided herein, regardless of the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations, granted on the Shared Collateral.

SECTION 2.02    Actions with Respect to Shared Collateral, Restricted Assets or Sale Proceeds; Prohibition on Contesting Liens.

(a)    With respect to any Shared Collateral, Restricted Assets or Sale Proceeds, (i) notwithstanding Section 2.01, only the Collateral Trustee shall act or refrain from acting with respect to Shared Collateral, Restricted Assets or Sale Proceeds (including with respect to any intercreditor agreement with respect to any Shared Collateral, Restricted Assets or Sale Proceeds), and then only on the instructions of the Applicable Authorized Representative and (ii) no Other First Lien Secured Party shall or shall instruct the Collateral Trustee to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, Shared Collateral, Restricted Assets or Sale Proceeds (including with respect to any intercreditor agreement with respect to Shared Collateral, Restricted Assets or Sale Proceeds), whether under any Other First Lien Security Document, applicable law or otherwise, it being agreed that only the Collateral Trustee, acting on the instructions of the Applicable Authorized Representative in accordance with the applicable First Lien Security Documents, shall be entitled to take any such actions or exercise any remedies with respect to such Shared Collateral at such time.

(b)    [Reserved].

(c)    Notwithstanding the equal priority of the Liens securing each Series of First Lien Obligations, the Collateral Trustee (acting on the instructions of the Applicable Authorized Representative) may deal with the Shared Collateral, Restricted Assets or Sale Proceeds as if the Collateral Trustee had a senior and exclusive Lien on such Shared Collateral, Restricted Assets or Sale Proceeds. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Collateral Trustee, the Applicable Authorized Representative or the Controlling Secured Party or any other exercise by the Collateral Trustee, the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral or to cause the Collateral Trustee to do so. The foregoing shall not be construed to limit the rights and priorities of any First Lien Secured Party, the Collateral Trustee or any Authorized Representative with respect to any Collateral not constituting Shared Collateral, Restricted Assets or Sale Proceeds.

(d)    Each of the First Lien Secured Parties agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the First Lien Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair (A) the rights of any of the Collateral Trustee or any First Lien Secured Party to enforce this Agreement or (B) the rights of any First Lien Secured Party from contesting or supporting any other Person in contesting the enforceability of any Lien purporting to secure First Lien Obligations constituting unmatured interest pursuant to Section 502(b)(2) of the Bankruptcy Code.

SECTION 2.03    No Interference; Payment Over; Exculpatory Provisions.

(a)    Except, in each case, with respect to any Excess Other First Lien Obligations or any First Lien Security Document or Lien securing the Excess Other First Lien Obligations, to the extent of such Excess Other First Lien Obligations, each First Lien Secured Party agrees that (i) it will not challenge or question or support any other Person in challenging or questioning, in any proceeding the validity or enforceability of any First Lien Obligations of any Series or any First Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement (including in any Insolvency or Liquidation Proceeding); provided that nothing in this Agreement shall be construed to prevent or impair the rights of any First Lien Secured Party from challenging or questioning the validity or enforceability of any First Lien Obligations constituting unmatured interest or the validity of any Lien relating thereto pursuant to Section 502(b)(2) of the Bankruptcy Code; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could reasonably be expected, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Collateral Trustee, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Collateral Trustee or any other First Lien Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Collateral Trustee or any other First Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Collateral Trustee or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Collateral Trustee or any other First Lien Secured Party to enforce this Agreement.

(b)    Each First Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each Series of First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First Lien Secured Parties having a security interest in such Shared Collateral and promptly transfer any such Shared Collateral, proceeds or payment, as the case may be, to the Collateral Trustee for such Shared Collateral, to be distributed by the Collateral Trustee in accordance with the provisions of Section 2.01(a) hereof; provided, however, that the foregoing shall not apply to any Shared Collateral purchased by any First Lien Secured Party for cash pursuant to any exercise of remedies permitted hereunder.

(c)    None of the Collateral Trustee, any Applicable Authorized Representative or any other First Lien Secured Party shall be liable for any action taken or omitted to be taken by the Collateral Trustee, such Applicable Authorized Representative or other First Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement.

SECTION 2.04    Automatic Release of Liens.

(a)    If, at any time any Shared Collateral is transferred to a third party or otherwise disposed of, in each case, in connection with any enforcement of Liens on the Shared Collateral by the Collateral Trustee in accordance with the provisions of this Agreement, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the Collateral Trustee for the benefit of each Series of First Lien Secured Parties upon such Shared Collateral will automatically be released and discharged upon final conclusion of foreclosure proceeding; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof.

(b)    The Collateral Trustee and each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Collateral Trustee to evidence and confirm any release of Shared Collateral (or any guaranty) provided for in this Section.

SECTION 2.05    Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a)    This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding by or against Borrower or any other Grantor or any of their subsidiaries.

(b)    If any Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each First Lien

Secured Party (other than any Controlling Secured Party or any Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Applicable Authorized Representative or any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the First Lien Secured Parties as set forth in this Agreement (other than any Liens of the First Priority Secured Parties constituting DIP Financing Liens), (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01(a) of this Agreement, and (D) if any First Lien Secured Parties are granted adequate protection with respect to the First Lien Obligations subject hereto, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01(a) of this Agreement; provided that the First Lien Secured Parties of each Series shall have a right to object to (x) the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral and (y) any aspect of a DIP Financing relating to any provision or content of a plan of reorganization or any similar dispositive restructuring plan other than to the extent such provision or content provides for payment of the DIP Financing in full; and provided further that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral; and provided further that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06    Reinstatement. In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.

SECTION 2.07    Insurance. As between the First Lien Secured Parties, the Collateral Trustee (acting at the direction of the Applicable Authorized Representative), shall have the right (but no obligation) to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.08    Refinancings. The First Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Loan Document) of any First Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09    Collateral Trustee as Gratuitous Bailee for Perfection.

(a)    The Possessory Collateral shall be delivered to the Collateral Trustee and the Collateral Trustee agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09. The Borrower shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify the Collateral Trustee for loss or damage suffered by the Collateral Trustee as a result of such transfer except for loss or damage suffered by the Collateral Trustee as a result of its own willful misconduct or gross negligence.

(b)    The Collateral Trustee agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(c)    The duties or responsibilities of the Collateral Trustee under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other First Lien Secured Party for purposes of perfecting the Lien held by such First Lien Secured Parties therein.

(d)    The Collateral Trustee shall not have any obligation whatsoever to any First Lien Secured Party to ensure that the Possessory Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 2.09. The duties or responsibilities of the Collateral Trustee under this Section 2.09 shall be limited solely to holding any Possessory Collateral constituting Shared Collateral or any other Shared Collateral in its possession or control as gratuitous bailee in accordance with this Section 2.09 and delivering the Possessory Collateral constituting Shared Collateral as provided herein.

(e)    None of the Collateral Trustee or any of the First Lien Secured Parties shall have by reason of the Secured Loan Documents, this Agreement or any other document a fiduciary relationship with respect to any other First Lien Secured Party, and the Collateral Trustee and each First Lien Secured Party hereby waives and releases the Collateral Trustee and First Lien Secured Parties from all claims and liabilities arising pursuant to the Collateral Trustee’s role under this Section 2.09 as gratuitous bailee with respect to the Possessory Collateral constituting Shared Collateral or any other Shared Collateral in its possession or control.

SECTION 2.10    Amendments to First Lien Security Documents.

(a)    Each First Lien Secured Party agrees that the Collateral Trustee may enter into any amendment (and, upon request by the Collateral Trustee, each Authorized Representative shall sign a consent to such amendment) to any First Lien Security Document (including, without limitation, to release Liens securing any Series of First Lien Obligations) so long as such amendment, subject to clause (b) below, is not prohibited by the terms of each then extant First Lien Document. Additionally, each First Lien Secured Party agrees that the Collateral Trustee may enter into any amendment (and, upon request by the Collateral Trustee, each Authorized Representative shall sign a consent to such amendment) to any First Lien Security Document solely as such First Lien Security Document relates to a particular Series of First Lien Obligations (including, without limitation, to release Liens securing such Series of First Lien Obligations) so long as (x) such amendment is in accordance with the First Lien Document pursuant to which such Series of First Lien Obligations was incurred and (y) such amendment does not adversely affect the First Lien Secured Parties of any other Series.

(b)    In determining whether an amendment to any First Lien Security Document is permitted by this Section 2.10, the Collateral Trustee may conclusively rely on an officer’s certificate of the Borrower stating that such amendment is permitted by this Section 2.10.

ARTICLE III

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

Whenever the Collateral Trustee or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative shall fail or refuse reasonably promptly to provide the requested information, the Collateral Trustee or Authorized Representative shall be entitled to make any such determination or not make any determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower. The Collateral Trustee and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Secured Party or any other person as a result of such determination.

ARTICLE IV

THE COLLATERAL TRUSTEE

SECTION 4.01    Appointment and Authority.

(a)    Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on the Collateral Trustee to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct the Collateral Trustee, except that the Collateral Trustee shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01 hereof.

(b)    Each of the First Lien Secured Parties hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Collateral Trustee hereunder and under each of the other First Lien Security Documents and authorizes the Collateral Trustee to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Trustee by the terms hereof or thereof, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Grantor to secure any of the First Lien Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Trustee and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Trustee pursuant to Section 5.03 of the Collateral Trust Agreement for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under any of the First Lien Security Documents, or for exercising any rights and remedies thereunder at the direction of the Applicable Authorized Representative), shall be entitled to the benefits of all provisions of this Article IV and Section 5 of the Collateral Trust Agreement and the equivalent provision of any Other First Lien Document (as though such co-agents, sub-agents and attorneys-in-fact were the “Collateral Trustee” under the First Lien Security Documents) as if set forth in full herein with respect thereto.

(c)    Each Non-Controlling Secured Party acknowledges and agrees that the Collateral Trustee shall be entitled, for the benefit of the First Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Security Documents, without regard to any rights to which Non-Controlling Secured Parties would otherwise be entitled as a result of holding any First Lien Obligations. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Collateral Trustee, the Applicable Authorized Representative or any other First Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the First Lien Secured Parties waives any claim it may now or hereafter have against the Collateral Trustee or the Authorized Representative of any other Series of First Lien Obligations or any other First Lien Secured Party of any other Series arising out of (i) any actions which the Collateral Trustee, any Authorized Representative or any First Lien Secured Party takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Security Documents or any other agreement related thereto or to the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations, (ii) any election by any Applicable Authorized Representative or any holders of First Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05 of this Agreement, any borrowing or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code by the Borrower or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Collateral Trustee shall not accept any Shared Collateral in full or partial satisfaction of any First Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of First Lien Obligations for whom such Collateral constitutes Shared Collateral.

SECTION 4.02    Rights as a First Lien Secured Party.

The Person serving as the Collateral Trustee hereunder shall have the same rights and powers in its capacity as a First Lien Secured Party under any Series of First Lien Obligations that it holds as any other First Lien Secured Party of such Series and may exercise the same as though it were not the Collateral Trustee and the term “First Lien Secured Party” or “First Lien Secured Parties” or (as applicable) “PP&E Credit Agreement Secured Party”, “PP&E Credit Agreement Secured Parties”, “Other First Lien Secured Party” or “Other First Lien Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Collateral Trustee hereunder in its individual capacity. Such Person and its affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary of the Borrower or other affiliate thereof as if such Person were not the Collateral Trustee hereunder and without any duty to account therefor to any other First Lien Secured Party.

SECTION 4.03    Non-Reliance on Collateral Trustee and Other First Lien Secured Parties.

Each First Lien Secured Party, other than the Initial Other Authorized Representative, acknowledges that it has, independently and without reliance upon the Collateral Trustee, any Authorized Representative or any other First Lien Secured Party or any of their affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Secured Loan Documents. Each First Lien Secured Party also acknowledges that it will, independently and without reliance upon the Collateral Trustee, any Authorized Representative or any other First Lien Secured Party or any of their affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Secured Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 4.04    Collateral and Guaranty Matters. Each of the First Lien Secured Parties irrevocably authorizes the Collateral Trustee, at its option and in its discretion,

(a)    to release any Lien on any property granted to or held by the Collateral Trustee under any First Lien Security Document in accordance with Section 2.04 of this Agreement or upon receipt of a written request from the Borrower stating that the release of such Lien is not prohibited by the terms of each then extant Secured Loan Document; and

(b)    to release any Grantor from its obligations under the First Lien Security Documents upon receipt of a written request from the Borrower stating that such release is not prohibited by the terms of each then extant Secured Loan Document.

ARTICLE V

MISCELLANEOUS

SECTION 5.01    Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)    if to the Tranche C Term Administrative Agent, to it at:

Credit Suisse AG

Eleven Madison Avenue, 23rd Floor

New York, NY 10010

Attention: Loan Operations – Agency Manager

Phone: 919-994-6369

Fax No.: 212-322-2291

Email: agency.loanops@credit-suisse.com

(b)    if to the Collateral Trustee, to it at:

Citibank, N.A.

1615 Brett Road, OPS III, New Castle, DE 19720

Attention: Loan and Agency Team

Telephone: 302-894-6010

Fax No.: 212- 994-0961

Email: GLAgentOfficeOps@citi.com

(c)    if to the Initial Other Authorized Representative, to it at:

Wilmington Trust, National Association

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attention: Federal-Mogul Notes Administrator

Telephone: 612-217-5632

Fax No.: 612-217-5651

(d)    if to the Borrower or any other Grantor, to the Borrower at:

Federal-Mogul LLC

27300 West Eleven Mile Road

Southfield, Michigan 48034

Attention: James C. Zabriskie

Telephone: 248-354-8673

Fax No.: 248- 354-7727

E-mail: jim.zabriskie@federalmogul.com

(e)    if to any other Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among the Collateral Trustee and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 5.02    Waivers; Amendment; Joinder Agreements.

(a)    No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)    Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and the Collateral Trustee (other than any Authorized Representative with respect to any Discharged Series of First Lien Obligations) (and with respect to any such termination, waiver, amendment or modification to Section 2.10 or which otherwise by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of the Borrower or any other Grantor, with the consent of the Borrower).

(c)    Notwithstanding the foregoing, without the consent of any First Lien Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.14 of this Agreement and upon such execution and delivery, such Authorized Representative and the Other First Lien Secured Parties and Other First Lien Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the Other First Lien Security Documents applicable thereto.

(d)    Notwithstanding the foregoing, without the consent of any other Authorized Representative or First Lien Secured Party, the Collateral Trustee may effect amendments and modifications to this Agreement to the extent necessary or advisable to reflect any incurrence of any Other First Lien Obligations in compliance with the Credit Agreement and the other Secured Loan Documents.

SECTION 5.03    Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04    Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05    Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 5.06    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07    GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPALS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

SECTION 5.08    Submission to Jurisdiction; Waivers. The Collateral Trustee and each Authorized Representative, on behalf of itself and the First Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the First Lien Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the state and federal courts located in New York County and appellate courts from any thereof;

(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address referred to in Section 5.01;

(d)    agrees that nothing herein shall affect the right of any other party hereto (or any First Lien Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any First Lien Secured Party) to sue in any other jurisdiction; and

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover against any other First Lien Secured Party in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.09.

SECTION 5.10    Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11    Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other Secured Loan Documents or First Lien Security Documents, the provisions of this Agreement shall control. Notwithstanding anything herein to the contrary, the exercise of any right or remedy by any Authorized Representative or Collateral Trustee hereunder is subject to the provisions of the ABL Intercreditor Agreement. As between the ABL Secured Parties (as defined in the ABL Intercreditor Agreement) on the one hand and the Secured Parties on the other, in the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Agreement, the terms of the ABL Intercreditor Agreement shall govern and control. Solely as among the Secured Parties, in the event of any conflict between this Agreement and the ABL Intercreditor Agreement, the terms of this Agreement shall govern and control provided that no Authorized Representative or Collateral Trustee shall be required to take any action that would violate the ABL Intercreditor Agreement if then in effect.

SECTION 5.12    Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties in relation to one another. None of the Borrower, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement and none of the Borrower or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05,

2.08, 2.09 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13    Integration. This Agreement together with the other Secured Loan Documents and the First Lien Security Documents represents the entire agreement of each of the Grantors and the First Lien Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Grantor, the Tranche C Term Administrative Agent, any or any other First Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Loan Documents or the First Lien Security Documents.

SECTION 5.14    Other First Lien Obligations.

To the extent, but only to the extent not prohibited by the provisions of the Credit Agreement or the Other First Lien Documents, the Borrower may incur additional indebtedness after the date hereof that is secured on an equal and ratable basis with the liens securing the PP&E Credit Agreement Secured Obligations and the Other First Lien Obligations; provided, that, so long as the Discharge of PP&E Credit Agreement Secured Obligations has not occurred, such indebtedness qualifies as Permitted Credit Agreement Pari Passu Indebtedness (such indebtedness referred to as “Additional Senior Class Debt”). Any such Additional Senior Class Debt may be secured by a Lien on a ratable basis, in each case under and pursuant to the Other First Lien Documents, if and subject to the condition that the Authorized Representative of any such Additional Senior Class Debt (an “Additional Senior Class Debt Representative,” respectively), acting on behalf of the holders of such Additional Senior Class Debt (such Additional Senior Class Debt Representative and holders in respect of any Additional Senior Class Debt being referred to as the “Additional Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii) of the immediately succeeding paragraph.

In order for an Additional Senior Class Debt Representative to become a party to this Agreement,

(i)    such Additional Senior Class Debt Representative shall have executed and delivered an instrument substantially in the form of Exhibit A (with such changes as may be reasonably approved by the Collateral Trustee and such Additional Senior Class Debt Representative) pursuant to which such Additional Senior Class Debt Representative becomes an Authorized Representative hereunder and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Representative is the Authorized Representative and the related Additional Senior Class Debt Parties become subject hereto and bound hereby;

(ii)    the Borrower shall have (x) if requested by the Collateral Trustee, delivered to the Collateral Trustee true and complete copies of each of the Other First Lien Documents relating to such Additional Senior Class Debt, certified as being true and correct by a Responsible Officer of the Borrower and (y) identified in a certificate of an authorized officer the obligations to be designated as Other First Lien Obligations and the initial aggregate principal amount or face amount thereof; and

(iii)    the Other First-Lien Documents, as applicable, relating to such Additional Senior Class Debt shall provide that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.

For the avoidance of doubt, in the event any Additional Senior Class Debt is incurred under a then-existing Senior Facility (and the Additional Senior Class Debt Representative with respect to such Senior Facility is already party to this Agreement as an Authorized Representative), then such Additional Senior Class Debt Representative does not need to execute any of the Joinder Agreements referred to above and the certificate and documents referred to in Section 5.14(ii) above are not required to be delivered.

Upon the execution and delivery of a Joinder Agreement by an Additional Senior Class Debt Representative in accordance with this Section 5.14, each other Authorized Representative and the Collateral Trustee shall acknowledge such execution and delivery thereof, subject to the terms of this Section 5.14. The Collateral Trustee and each Authorized Representative agrees to enter into an instrument substantially in the form of Exhibit A hereto upon the request of the Borrower in connection with the incurrence of any Additional Senior Class Debt; provided, however, that the failure of the Collateral Trustee, Authorized Representative to so acknowledge or return shall not affect the status of such debt as Additional First Lien Debt if the other requirements of this Section 5.14 are satisfied.

SECTION 5.15    Agent Capacities. Except as expressly provided herein, Credit Suisse AG is acting in the capacity of an administrative agent solely for the PP&E Credit Agreement Secured Parties. Wilmington Trust, National Association is acting in the capacity of Trustee under the Indenture as authorized representative solely for the Initial Other Secured Parties and shall be entitled to all of the rights, privileges and immunities granted to the Trustee under the Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CITIBANK, N.A.,
as Collateral Trustee

By:	/s/ David Smith
	Name:	David Smith
	Title:	Vice President & Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Tranche C Term Administrative Agent and as Authorized Representative

By:	/s/ Christopher Day
	Name:	Christopher Day
	Title:	Authorized Signatory

By:	/s/ Karim Rahimtoola
	Name:	Karim Rahimtoola
	Title:	Authorized Signatory

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Initial Other Authorized Representative

By:	/s/ Jane Y. Schweiger
	Name:	Jane Y. Schweiger
	Title:	Vice President

CONSENT OF GRANTORS

Dated:

Reference is made to the Pari Passu Intercreditor Agreement, dated as of March 30 2017, among Credit Suisse AG, as administrative agent under the tranche C term loan facility under the Credit Agreement (in such capacity and together with its successors, the “Tranche C Term Administrative Agent”), Citibank, N.A., as collateral trustee under the Collateral Trust Agreement (in such capacity and together with its successor, the “Collateral Trustee”), Wilmington Trust, National Association, as Initial Other Authorized Representative and the additional Authorized Representatives party thereto from time to time (as the same may be amended, restated, supplemented, waived, or otherwise modified from time to time, the “Intercreditor Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

Each Grantor has read the foregoing Intercreditor Agreement and consents thereto. Each Grantor agrees that it will not, and will cause each of its Subsidiaries that are Grantors to not, take any action that would be contrary to the express provisions of the foregoing Intercreditor Agreement, agrees to abide by the requirements expressly applicable to it under the foregoing Intercreditor Agreement and agrees that, except as otherwise provided therein, no First Lien Secured Party shall have any liability to any Grantor for acting in accordance with the provisions of the foregoing Intercreditor Agreement. Each Grantor confirms that the foregoing Intercreditor Agreement is for the sole benefit of the First Lien Secured Parties and their respective successors and assigns, and that no Grantor is an intended beneficiary or third party beneficiary thereof except to the extent otherwise expressly provided therein.

Notwithstanding anything to the contrary in the Intercreditor Agreement or provided herein, each party to the Intercreditor Agreement agrees that the Borrower and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of the Intercreditor Agreement except as set forth therein or to the extent their rights or obligations are adversely affected (in which case the Borrower shall have the right to consent to or approve any such amendment, modification or waiver).

Without limitation to the foregoing, each Grantor agrees to take, and to cause each other of its Subsidiaries that are Grantors to take, such further action and to execute and deliver such additional documents and instruments (in recordable form, if requested) as the Collateral Trustee may reasonably request to effectuate the terms of and the lien priorities contemplated by the Intercreditor Agreement.

This Consent shall be governed and construed in accordance with the laws of the State of New York, without regard to conflict of law principals that would result in the application of any law other than the law of the State of New York. Notices delivered to the Grantors pursuant to this Consent shall be delivered in accordance with the notice provisions set forth in the Intercreditor Agreement.

IN WITNESS HEREOF, this Consent is hereby executed by each of the Grantors as of the date first written above.

[Signature Page Provided Separately]

Exhibit A

to Intercreditor Agreement

[FORM OF] JOINDER NO. [                    ] dated as of [            ], 20[    ] (the “Joinder Agreement”) to the PARI PASSU INTERCREDITOR AGREEMENT dated as of [            ], [        ], (the “Intercreditor Agreement”), among Credit Suisse AG, as term administrative agent under the tranche C term loan facility under the Credit Agreement (in such capacity and together with its successors, the “Tranche C Term Administrative Agent”), Citibank, N.A., as collateral trustee under the Collateral Trust Agreement (in such capacity and together with its successor, the “Collateral Trustee”), Wilmington Trust, National Association, as Initial Other Authorized Representative, and the additional Authorized Representatives from time to time a party thereto.

A.    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B.    As a condition to the ability of the Borrower to incur Other First Lien Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Other First Lien Security Documents, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Intercreditor Agreement. Section 5.14 of the Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by, the Intercreditor Agreement, pursuant to the execution and delivery by the Additional Senior Class Debt Representative of an instrument in the form of this Joinder and the satisfaction of the other conditions set forth in Section 5.14 of the Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the “New Representative”) is executing this Joinder Agreement in accordance with the requirements of the Intercreditor Agreement and the First Lien Security Documents.

Accordingly, the New Representative agrees as follows:

SECTION 1.    In accordance with Section 5.14 of the Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, and the related Additional Senior Class Debt becomes subject to and bound by, the Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative and the New Representative, on its behalf and on behalf of such Additional Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as Authorized Representative and to the Additional Senior Class Debt Parties that it represents as Other First Lien Secured Parties. Each reference to an “Authorized Representative” in the Intercreditor Agreement shall be deemed to include the New Representative. The Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.    The New Representative represents and warrants to the Collateral Trustee, each Authorized Representative and the other First Lien Secured Parties, individually, that (a) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee], (b) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and (c) the Other First Lien Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s entry into this Joinder Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the Intercreditor Agreement as Other First Lien Secured Parties.

SECTION 3.    This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when the Collateral Trustee shall have received a counterpart of this Joinder Agreement that bears the signatures of the New Representative. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4.    Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

SECTION 5.    THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPALS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

SECTION 6.    In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to them at their respective addresses set forth below their signatures hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the New Representative has duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as
[ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

Acknowledged by:

CITIBANK, N.A.,
as Collateral Trustee

By:
Name:
Title:

CREDIT SUISSE, AG, CAYMAN ISLANDS BRANCH,
as Tranche C Term Administrative Agent and an Authorized Representative

By:
Name:
Title:

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Initial Other Authorized Representative

By:
Name:
Title:

[OTHER AUTHORIZED REPRESENTATIVES AND COLLATERAL AGENTS],

By:
Name:
Title: